Exhibit 99.d.18

The UBS Funds

One North Wacker Drive

Chicago, IL  60606

June 5, 2020

UBS Asset Management (Americas) Inc.

One North Wacker Drive

Chicago, IL 60606

Ladies and Gentlemen:

1.                                      Each of the funds listed on Schedule A hereto (each a “Fund” and, collectively, the “Funds”) is a series of The UBS Funds, a Delaware statutory trust (“Trust”).  Class P shares of each Fund are separately referred to herein as a “Class.”

2.                                      You hereby agree that you will waive your advisory fees and/or reimburse the Trust for the operating expenses (excluding expenses incurred through investment in other investment companies, interest, taxes, brokerage commissions and extraordinary expenses and dividend expense and security loan fees for securities sold short) (“Reimbursable Operating Expenses”) of each Fund or any Class thereof to the extent, if any, that the Reimbursable Operating Expenses for a Fund or any Class thereof, for the period July 8, 2020 through October 28, 2021, otherwise would exceed the “Expense Limitation” rate for each Class of each Fund shown in Schedule B.  The aggregate amount of this waiver/reimbursement is hereinafter referred to as the “Expense Reimbursement.”

3.                                      The Trust, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay the Expense Reimbursement to you.  Such repayment shall be made only out of assets of a Fund or Class for which an Expense Reimbursement was made.  In addition, the repayment shall be payable only to the extent it can be made during the three years following the period during which you waived fees or reimbursed a Fund or Class for its Reimbursable Operating Expenses under this Agreement without causing the Reimbursable Operating Expenses of the Fund or Class to exceed the lesser of any applicable expense limit that is in place for a Fund (i) at the time of the waiver or reimbursement, or (ii)  at the time of recoupment.  The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

4.                                      This Agreement shall terminate automatically upon the termination of the Investment Advisory Agreement between you and the Trust with respect to a Fund; provided, however, that a Fund’s obligation to reimburse you, as described above, will survive the termination of this Agreement unless the Trust and you agree otherwise.

5.                                      You understand that you shall look only to the assets of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

6.                                      This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except (a) Paragraph 5 shall be governed by, construed and enforced in accordance with the laws of the State of Delaware and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

THE UBS FUNDS

By:	/s/Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President & Secretary

By:	/s/Eric Sanders
Name:	Eric Sanders
Title:	Vice President & Assistant Secretary

The foregoing Agreement is hereby accepted as of June 5, 2020

UBS ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/Philip D. Stacey
Name:	Philip D. Stacey
Title:	Executive Director & Associate General Counsel

By:	/s/William Lawlor
Name:	William Lawlor
Title:	Director & Associate General Counsel

Schedule A

UBS US Dividend Ruler Fund

UBS US Quality Growth At Reasonable Price Fund

Schedule B

Class and Net Expenses
Fund	P
UBS US Dividend Ruler Fund	0.50%
UBS US Quality Growth At Reasonable Price Fund	0.50%